Filed pursuant to Rule 424(b)(3)
Registration No. 333-228740
PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated December 14, 2018)
61,420,234 Shares
Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated December 14, 2018, as amended and supplemented from time to time, covering the offer and sale of our common stock by the selling stockholders identified in the prospectus, or their permitted transferees, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2019.
This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 25 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 5, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 28, 2019

Berry Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-38606	81-5410470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(Address of Principal Executive Offices)
(661) 616-3900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2019, the Berry Petroleum Corporation (“Berry”), Board of Directors (the “Board”), appointed Mr. Donald L. Paul to the Board to fill a vacancy on the Board. The Board appointed Mr. Paul to the Audit Committee and the Nominating and Governance Committee.
Donald Paul has been a member of the faculty at the University of Southern California ("USC") since January 2009, and currently acts as Executive Director of the Energy Institute, the William M. Keck Chair of Energy Resources, and Research Professor of Engineering. He has been Senior Advisor at the Center for Strategic and International Studies in Washington D.C. since July 2008, and has been an academic member of the National Petroleum Council since 2010 upon appointment by the U.S. Secretary of Energy. Mr. Paul has served on advisory boards at major universities (including USC, the Massachusetts Institute of Technology ("MIT"), Harvard, Rice, Stanford, and the University of Texas), governments and national laboratories, oil and gas companies, power utilities, and technology companies. Mr. Paul leads numerous programs including USC’s Laboratory for Energy Security Systems and Center on Smart Oil Field Technologies as well as the Industrial Advisory Board for the Department of Energy University Consortium on Fossil Energy Research.  He frequently speaks at national and international forums on the future of energy and energy security, cyber-security of energy systems, intelligent energy infrastructures, petroleum economics, and energy careers. Over Mr. Paul’s 33-year tenure at Chevron Corporation he held a variety of positions throughout the United States and overseas in research and technology, exploration and production operations, health, safety and environmental compliance, and executive management, including service as President of Chevron’s Canadian subsidiary, as senior compliance officer for Chevron’s health, environment and safety and global cyber-security functions and most recently as Chevron’s Vice President and Chief Technology Officer when he retired in 2008. Mr. Paul received his Bachelor of Science degree in Applied Mathematics, Master of Science degree in Geology and Geophysics, and PhD in Geophysics from MIT.  Mr. Paul does not hold positions of Director or Executive Officer of any public company.

There are no arrangements or understandings between Mr. Paul and any other persons under which he was selected as a director. Mr. Paul will be entitled to receive the same director compensation as is paid to the other non-employee directors under Berry’s compensation program for non-employee directors. Berry non-employee directors receive an annual grant of restricted stock units, with a grant date value of $150,000, pro-rated initially for a partial year, (2) an annual cash fee of $75,000 for Board membership, and (3) additional annual cash fees of $30,000 for each committee chairman position held and $15,000 for each committee membership position held.

In connection with his appointment, Berry and Mr. Paul entered into an indemnification agreement which requires Berry to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service as a director, and to advance expenses incurred in connection with any proceeding arising by reason of his service. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, a form of which is filed as Exhibit 10.16 to Berry’s Registration Statement on Form S-1 (No. 333-226011).

Item 7.01 Regulation FD Disclosure

On February 28, 2019, BRY announced the appointment of Mr. Paul to the Board. A copy of the press release making the announcement is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Current Report, including the exhibit attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit No. 10.16 to BRY’s Registration Statement on Form S-1 (File No. 333-226011)

99.1	Press Release dated February 28, 2019 (incorporated by reference to Exhibit 99.1 to BRY’s Form 8-K filed on February 28, 2019)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 28, 2019

BERRY PETROLEUM CORPORATION

By:	/s/ Cary D. Baetz
Cary D. Baetz
Executive Vice President and Chief Financial Officer